EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report on Form 10-KT of our report dated January 20, 2021, relating to the financial statements of Healthcare Solutions Management Group, Inc., as of September 30, 2020 and June 30, 2020 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

January 20, 2021